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                                                                   Exhibit 10.33

                         DEFERRED COMPENSATION AGREEMENT

AGREEMENT entered into this 27th day of December, 1995 by and between FOREST CITY ENTERPRISES, INC. (hereinafter called the "Corporation") and Thomas G. Smith, (hereinafter called the "Employee").

WITNESSETH:

WHEREAS, the Employee is and will be rendering valuable services to the Corporation, and the Corporation desires to have the benefit of his continued loyalty, service, and counsel, and also to assist the Employee in providing for the contingencies of death and retirement; and

WHEREAS, the Corporation has adopted a deferred compensation plan known as the Forest City Enterprises Supplemental Unfunded Deferred Compensation Plan for Executives (the "Plan") for certain key employees; and

WHEREAS, the Employee is eligible for participation in the Plan, a statement of which is attached hereto and thereby made a part of this Agreement, and the committee administering the Plan has recommended that the Employee be selected as a Participant, effective as of February 1, 1995; and

NOW THEREFORE, the parties hereto hereby agree as follows:

For purposes hereunder the term "Agreement" shall mean this written Agreement between the Employee and the Corporation; and

"Normal Retirement Benefit" shall be a 120 monthly payment annuity actuarially equivalent to the sum of the total reserve value of $503,032 and 25% of base salary for 1995 and each year's base salary thereafter not to exceed $50,000 annually before interest until the Employee reaches normal retirement date.

The Corporation agrees to pay to the Employee the Normal Retirement Benefit in accordance with the provisions for Eligibility for Benefits as set forth in the Plan, except that the provisions of Section 2.5 of the Plan shall be waived and Employee shall at all times be 100% vested.

Nothing contained in this Agreement and no action taken pursuant to the provisions of this Agreement shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Corporation and the Employee, his/her designated beneficiary or any other person or shall be construed to create an interest in any funds of the Corporation. To the extent that any Employee acquires a right to receive payments from the Corporation under this Agreement, such right shall be no greater than the right of any unsecured general creditor of the Corporation.



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The right of the Employee or any other person to the payment of deferred compensation or other benefits under this Agreement shall not be assigned, transferred, pledged or encumbered except by will or by the laws of descent and distribution.

Nothing contained in this Agreement shall be construed as conferring upon the Employee the right to continue in the employ of the Corporation.

Any deferred compensation payable under this Agreement shall not be deemed salary or other compensation to the Employee for the purpose of computing benefits to which he/she may be entitled under any pension plan or other arrangement of the Corporation for the benefit of its employees.

This Agreement shall be binding upon and inure to the benefit of the Corporation, its successors and assigns and the Employee and his/her heirs, executors, administrators and legal representatives.

This Agreement shall be construed in accordance with and governed by the law of the State of Ohio.

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed by its duly authorized officers and the Employee has hereunto set his/her hand and seal of the date first above written.

                              BY: /s/ Charles A. Ratner, President
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Attest:

/s/ Thomas G. Smith, Secretary
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                                 /s/ Thomas G. Smith
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